EXHIBIT 99.1

PRESS RELEASE

INNOSPEC REPORTS FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

Strong end to the year – GAAP EPS of $0.90 and adjusted non-GAAP EPS of $1.09

All businesses performed as anticipated – very well positioned for 2017

Acquisition of Huntsman business successfully completed – portfolio now well balanced

Continued strong cash generation – balance sheet in great shape

Englewood, CO – February 14, 2017 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2016.

Total net sales for the fourth quarter were $237.8 million, a 3 percent decrease from $246.0 million in the corresponding period last year.

Net income for the quarter was $22.1 million, or $0.90 per diluted share, compared with $31.5 million, or $1.28 per diluted share, a year ago. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and fair value adjustments) for the quarter was $36.3 million compared to $39.8 million a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS (earnings per share) in the fourth quarter was $1.09 per diluted share, compared to $1.24 per diluted share a year ago. Innospec closed the quarter with net debt of $171.4 million. The Company paid a semi-annual dividend of $0.34 per common share and completed the acquisition of the Huntsman business for approximately $200 million in the quarter.

Innospec continued to generate cash and, during the quarter operating cash inflows were $17.7 million before capital expenditures of $4.3 million.

Adjusted EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended December 31, 2016			Quarter ended December 31, 2015
(in millions, except share and per share data)	Income before income taxes	Net Income	Diluted EPS	Income before income taxes	Net income	Diluted EPS

Reported GAAP amounts	$29.0	$22.1	$0.90	$35.2	$31.5	$1.28

Amortization of acquired intangible assets	4.3	3.3	0.13	4.3	3.4	0.14
Adjustment to fair value of contingent consideration	(3.1)	(1.9)	(0.08)	(9.1)	(5.6)	(0.23)
Foreign currency exchange losses/(gains)	2.3	1.8	0.07	(2.0)	(1.5)	(0.06)
Acquisition-related costs	1.7	1.7	0.07	—	—	—
Fair value acquisition accounting	—	—	—	3.7	2.4	0.10
Adjustment of income tax provisions	—	—	—	0.3	0.3	0.01

	5.2	4.9	0.19	(2.8)	(1.0)	(0.04)

Adjusted non-GAAP amounts	$34.2	$27.0	$1.09	$32.4	$30.5	$1.24

Commenting on the results, Patrick S. Williams, President and Chief Executive Officer, said,

“Innospec has ended the year as we expected with a strong quarter, with all of our strategic businesses delivering at or above expectations. Excluding Octane Additives, sales were up 4 percent on the same quarter last year. Margins remain strong with good cost control, helping us deliver an excellent underlying adjusted EPS of $1.09 for the quarter.”

“Fuel Specialties delivered volume growth of 1 percent, although we saw some adverse impacts from price/mix and foreign exchange. Market conditions continue to be tough in some regions, but margins remain above expectations, with a strong contribution from our aviation gasoline products in the quarter. We have seen additional customer wins in all regions, making us feel confident entering 2017.”

“Performance Chemicals continued its excellent track record of technology-driven growth. Increased sales of established products were augmented by further new product launches in all regions. We also successfully completed the acquisition of the Huntsman business on December 30, 2016. The integration is proceeding to plan and importantly, customer reaction has been very positive.”

“As we expected, Oilfield Services continued its recovery as we delivered our fourth successive quarter of sequential improvement with the business returning to profit. The improvement and relative stability of crude oil and natural gas prices is underpinning our customers’ investment programs, and activity levels have shown a marked increase. There is still a long way to go to get back to 2014-2015 levels, but customer confidence is better than it has been for some time.”

“As anticipated, Octane Additives had a quiet quarter, although we do expect new orders starting again late in the first quarter or early in the second quarter of 2017.”

For the full year, total revenues of $883.4 million decreased 13 percent from $1.0 billion in 2015. Net income for 2016 was $81.3 million, or $3.33 per diluted share, compared to $119.5 million, or $4.86 per diluted share, a year ago. Adjusted EBITDA for the year was $134.6 million, down 12 percent from $153.3 million in 2015. Special items decreased net income for the full year by $11.8 million, or $0.47 per diluted share; in 2015, similar items increased net income by $12.4 million, or $0.50 per diluted share.

	Year ended December 31, 2016			Year ended December 31, 2015
(in millions, except share and per share data)	Income before income taxes	Net Income	Diluted EPS	Income before income taxes	Net income	Diluted EPS

Reported GAAP amounts	$103.1	$81.3	$3.33	$152.3	$119.5	$4.86

Amortization of acquired intangible assets	17.1	13.5	0.55	17.0	13.3	0.54
Adjustment to fair value of contingent consideration	(9.4)	(5.8)	(0.24)	(40.7)	(24.2)	(0.98)
Acquisition-related costs	4.4	4.4	0.18	—	—	—
Adjustment of income tax provisions	(1.6)	(1.6)	(0.07)	(2.3)	(2.3)	(0.09)
Loss/(profit) on disposal of subsidiary	1.4	1.4	0.06	(1.6)	(1.6)	(0.07)
Settlement of distributor claim	1.0	0.6	0.02	—	—	—
Foreign currency exchange gains	(0.9)	(0.7)	(0.03)	—	—	—
Fair value acquisition accounting	—	—	—	3.7	2.4	0.10

	12.0	11.8	0.47	(23.9)	(12.4)	(0.50)

Adjusted non-GAAP amounts	$115.1	$93.1	$3.80	$128.4	$107.1	$4.36

Net sales in Fuel Specialties for the quarter were $142.5 million, a 3 percent decrease from $146.2 million in last year’s fourth quarter. Volumes were up by 1 percent, with an adverse price and product mix of 3 percent, and a 1 percent negative currency impact. A continued strong performance in EMEA was offset by a slightly softer sales quarter in both the Americas and Asia Pacific. Sales into aviation were very strong in the quarter, driven by order patterns. Overall, the segment’s gross margin for the quarter was 39.9 percent, up 5.3 percentage points from 34.6 percent in last year’s fourth quarter, and operating income was $38.4 million. For the full year, the segment’s sales were down 4 percent to $509.6 million and operating income was up 8 percent at $110.6 million.

In Performance Chemicals, revenues for the quarter were $31.9 million, up 4 percent from $30.6 million last year. Strong volume growth of 11 percent was partially offset by an adverse currency impact of 7 percent. By region, sales in EMEA and Asia Pacific grew by 15 percent while the Americas were broadly flat. The segment’s gross margin for the quarter was 28.2 percent down due to the sales mix in the quarter. Operating income for the quarter was $2.7 million. Excluding the divestment of Aroma Chemicals in 2015, full year sales of $138.7 million were up 7 percent and operating income of $16.0 million increased by 28 percent from last year.

Sales in Oilfield Services for the quarter were $59.3 million, up 22 percent on the fourth quarter of 2015, driven by increased customer activity. Volume growth of 53 percent was offset by a price and mix reduction of 31 percent. Gross margins remained steady and strong at 41.0 percent. The Oilfield Services business returned an operating income of $2.4 million for the quarter, compared to a loss of $4.8 million in the same quarter last year. For the full year, sales were $191.7 million down from $265.0 million a year ago and there was an operating loss of $4.7 million compared to an operating income of $9.0 million in 2015.

Octane Additives’ net sales for 2016’s fourth quarter were $4.1 million, compared to $20.5 million a year ago. Gross margin for the quarter was 29.3 percent, and the segment’s operating income was $0.2 million, compared to last year’s $8.8 million. For the year, Octane Additives’ net sales were $43.4 million a 27 percent decrease, and its operating income was $22.7 million, an 8 percent decrease from a year ago.

Corporate costs for the quarter were $16.1 million, up from $13.5 million a year ago driven primarily by acquisition costs and increased share-based and LTIP compensation. The effective tax rate for the quarter was 23.8 percent and, as we expected, the full year effective tax rate of 21.1 percent was slightly lower than last year’s 21.5 percent.

For the full year, net cash generated from operations was $104.5 million, compared to $117.7 million during 2015. At year-end, Innospec had $101.9 million in cash and cash equivalents and total debt of $273.3 million, resulting in net debt of $171.4 million.

Mr. Williams concluded,

“I’m delighted to report that Innospec has ended the year with great momentum as we expected. These improvements are across the board in all three of our strategic businesses. With solid margins and continued cost control, we continue to deliver good earnings per share.”

“We have closed the acquisition from Huntsman which balances our portfolio, and we believe our business enters 2017 in good shape to build on the fourth quarter’s momentum. Our excellent cash generation has also meant that our leverage is slightly better than we predicted.”

“While there are challenges ahead next year, the strong end to 2016 means that we feel cautiously optimistic about 2017. Our strategy continues to deliver to expectations, and we remain open to additional acquisitions that can further enhance our portfolio without over-stressing our balance sheet.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and acquisition fair value adjustments. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, adjustment to fair value of contingent consideration, acquisition-related costs, adjustment of income tax provisions, loss/(profit) on disposal of subsidiary, settlement of distributor claim, foreign currency exchange losses/(gains) and fair value acquisition accounting. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1800 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions), for example, which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2015, Innospec’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
Net sales	$237.8	$246.0	$883.4	$1,012.3
Cost of goods sold	(146.4)	(159.7)	(551.1)	(666.3)

Gross profit	91.4	86.3	332.3	346.0

Operating expenses:
Selling, general and administrative	(56.4)	(55.1)	(209.5)	(206.7)
Research and development	(5.8)	(6.0)	(25.4)	(25.3)
Adjustment to fair value of contingent consideration	3.1	9.1	9.4	40.7
(Loss)/profit on disposal of subsidiary	—	—	(1.4)	1.6

Total operating expenses	(59.1)	(52.0)	(226.9)	(189.7)

Operating income	32.3	34.3	105.4	156.3
Other net (expense)/income	(2.3)	2.0	0.9	—
Interest expense, net	(1.0)	(1.1)	(3.2)	(4.0)

Income before income taxes	29.0	35.2	103.1	152.3
Income taxes	(6.9)	(3.7)	(21.8)	(32.8)

Net income	$22.1	$31.5	$81.3	$119.5

Earnings per share:
Basic	$0.92	$1.31	$3.39	$4.96
Diluted	$0.90	$1.28	$3.33	$4.86

Weighted average shares outstanding (in thousands):
Basic	24,026	24,093	23,998	24,107
Diluted	24,480	24,598	24,442	24,612

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2016	2015	2016	2015

Net sales:
Fuel Specialties	$142.5	$146.2	$509.6	$532.8
Performance Chemicals	31.9	30.6	138.7	155.0
Oilfield Services	59.3	48.7	191.7	265.0
Octane Additives	4.1	20.5	43.4	59.5

	237.8	246.0	883.4	1,012.3

Gross profit:
Fuel Specialties	56.9	50.6	186.4	176.0
Performance Chemicals	9.0	9.1	43.4	42.4
Oilfield Services	24.3	16.7	76.4	99.1
Octane Additives	1.2	9.9	26.1	28.5

	91.4	86.3	332.3	346.0

Operating income/(loss):
Fuel Specialties	38.4	31.4	110.6	102.1
Performance Chemicals	2.7	3.2	16.0	16.3
Oilfield Services	2.4	(4.8)	(4.7)	9.0
Octane Additives	0.2	8.8	22.7	24.7
Pension credit	1.6	0.1	6.7	0.2
Corporate costs	(16.1)	(13.5)	(53.9)	(38.3)

	29.2	25.2	97.4	114.0
Adjustment to fair value of contingent consideration	3.1	9.1	9.4	40.7
(Loss)/profit on disposal of subsidiary	—	—	(1.4)	1.6

Total operating income	$32.3	$34.3	$105.4	$156.3

Schedule 2B

NON-GAAP MEASURES	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2016	2015	2016	2015

Net income	$22.1	$31.5	$81.3	$119.5
Interest expense, net	1.0	1.1	3.2	4.0
Income taxes	6.9	3.7	21.8	32.8
Depreciation and amortization:
Fuel Specialties	1.2	1.2	4.7	4.2
Performance Chemicals	1.6	1.4	6.3	6.1
Oilfield Services	4.6	4.7	18.1	17.9
Octane Additives	0.1	0.1	0.5	0.4
Corporate costs	1.9	1.5	8.1	5.4
Adjustment to fair value of contingent consideration	(3.1)	(9.1)	(9.4)	(40.7)
Fair value acquisition accounting	—	3.7	—	3.7

Adjusted EBITDA	36.3	39.8	134.6	153.3

Adjusted EBITDA:
Fuel Specialties	39.6	32.6	115.3	106.3
Performance Chemicals	4.3	4.6	22.3	22.4
Oilfield Services	7.0	3.6	13.4	30.6
Octane Additives	0.3	8.9	23.2	25.1
Pension credit	1.6	0.1	6.7	0.2
Corporate costs	(14.2)	(12.0)	(45.8)	(32.9)

	38.6	37.8	135.1	151.7
(Loss)/profit on disposal of subsidiary	—	—	(1.4)	1.6
Other net (expense)/income	(2.3)	2.0	0.9	—

Adjusted EBITDA	$36.3	$39.8	$134.6	$153.3

Adjusted EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization. In addition, it also excludes the fair value acquisition accounting relating to Oilfield Services.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2016	December 31, 2015

Assets

Current assets:
Cash and cash equivalents	$101.9	$136.9
Short-term investments	—	4.8
Trade and other accounts receivable	154.4	137.4
Inventories	173.8	159.9
Current portion of deferred tax assets	—	8.8
Prepaid expenses	6.2	6.1
Prepaid income taxes	4.8	3.0
Other current assets	—	1.8

Total current assets	441.1	458.7

Net property, plant and equipment	157.4	76.0
Goodwill	374.8	267.4
Other intangible assets	144.4	168.7
Deferred tax assets, net of current portion	14.9	1.4
Pension asset	48.0	55.5
Other non-current assets	0.8	0.9

Total assets	$1,181.4	$1,028.6

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$59.6	$52.2
Accrued liabilities	94.3	84.1
Current portion of long-term debt	10.3	—
Current portion of finance leases	1.6	0.7
Current portion of plant closure provisions	6.7	6.4
Current portion of accrued income taxes	9.4	7.9
Current portion of acquisition-related contingent consideration	1.1	54.6
Current portion of deferred income	0.1	0.2

Total current liabilities	183.1	206.1

Long-term debt, net of current portion	258.5	131.6
Finance leases, net of current portion	2.9	2.4
Plant closure provisions, net of current portion	32.8	31.3
Unrecognized tax benefits	2.3	3.9
Deferred tax liabilities	32.3	37.7
Pension liability	14.2	9.2
Deferred income, net of current portion	0.5	0.6
Other non-current liabilities	1.0	0.5
Equity	653.8	605.3

Total liabilities and equity	$1,181.4	$1,028.6

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31
(in millions)	2016	2015

Cash Flows from Operating Activities

Net income	$81.3	$119.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	38.1	35.2
Adjustment to fair value of contingent consideration	(9.4)	(40.7)
Deferred taxes	0.9	12.0
Changes in working capital	(1.2)	(3.6)
Excess tax benefit from stock-based payment arrangements	(1.0)	(0.5)
Accrued income taxes	(2.0)	2.0
Movement on plant closure provisions	1.9	4.1
Loss/(profit) on disposal of subsidiary	1.4	(1.6)
Cash contributions to defined benefit pension plans	(1.1)	(9.0)
Non-cash movements on defined benefit pension plans	(6.2)	0.5
Stock option compensation	3.3	3.7
Movements on unrecognized tax benefits	(1.6)	(2.3)
Movements on other non-current assets and liabilities	0.1	(1.6)

Net cash provided by operating activities	104.5	117.7

Cash Flows from Investing Activities

Capital expenditures	(16.5)	(17.6)
Proceeds from disposal of subsidiary	—	41.5
Business combinations, net of cash acquired	(197.4)	—
Internally developed software	—	(8.6)
Purchase of short-term investments	—	(6.7)
Sale of short-term investments	4.8	6.4

Net cash (used in)/provided by investing activities	(209.1)	15.0

Cash Flows from Financing Activities

Non-controlling interest	—	0.3
Net receipt/(repayment) of revolving credit facility	28.0	(6.0)
Net receipt/(repayment) of finance leases and term loans	108.9	(0.4)
Refinancing costs	(1.2)	(1.5)
Payment for acquisition-related contingent consideration	(44.0)	—
Excess tax benefit from stock-based payment arrangements	1.0	0.5
Dividend paid	(15.9)	(14.9)
Issue of treasury stock	2.1	1.0
Repurchase of common stock	(8.4)	(15.3)

Net cash used in financing activities	70.5	(36.3)
Effect of foreign currency exchange rate changes on cash	(0.9)	(1.1)

Net change in cash and cash equivalents	(35.0)	95.3
Cash and cash equivalents at beginning of year	136.9	41.6

Cash and cash equivalents at end of year	$101.9	$136.9

Amortization of deferred finance costs of $0.4 million (2015 - $1.2 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.